Immediate
          Daniel  P.  Zoellner
          314/877-7052

                        RALCORP  HOLDINGS,  INC.  ANNOUNCES
              EARNINGS  FROM  EQUITY  INVESTMENT  IN  VAIL  RESORTS,  INC.


ST. LOUIS, MO, JUNE 14, 1999 with the recent announcement by Vail Resorts, Inc. of its nine-month and third fiscal quarter results ended April 30, 1999, Ralcorp Holdings, Inc. is able to calculate the equity earnings that will be reflected in its results for the nine months and third fiscal quarter ending June 30, 1999. Ralcorp reports equity earnings from its Vail investment on a two-month lag due to Vail Resorts' fiscal year ending on July 31st compared to a Ralcorp fiscal year end of September 30TH. Ralcorp holds 7.55 million shares of Vail Resorts common stock, which equates to an approximate 21.9 percent equity interest in Vail Resorts. In addition to the pure equity earnings calculation, Ralcorp also includes amortization income of approximately $1.9 million, annually. Such amortization income is a result of the January 1997 transaction in which Ralcorp sold its ski resort holdings to Vail Resorts.

For its third fiscal quarter ending June 30, 1999, Ralcorp Holdings will reflect $7.1 million of non-cash, pre-tax earnings from its equity investment in Vail Resorts, Inc. In the comparable prior year quarter, Ralcorp recorded $9.7 million of equity earnings, or approximately $.18 in diluted earnings per share. For the nine months ended June 30, 1999, Ralcorp will reflect $7.2 million of non-cash, pre-tax equity earnings, compared to $13.9 million of equity earnings, or approximately $.26 per diluted share for the nine months ended June 30, 1998.

Ralcorp's remaining core foods businesses continue to perform reasonably well considering the very difficult competitive environment that exists for its largest food businesses, ready-to-eat cereal and crackers and cookies. Large, branded products producers in these two key categories continue to aggressively promote their branded offerings. as a result, recent sales volume trends for Ralcorp's Foods businesses have been down, albeit against very difficult comparisons with robust volume growth in the year ago period, especially in ready-to-eat cereal.

Company management firmly believes Ralcorp's diversified foods businesses are well positioned for the future as a provider of predominantly private label products. However, the unfavorable results from its equity investment in Vail Resorts, Inc. and the near-term effects of a continually aggressive promotional environment will pressure the company's third fiscal quarter results. The company anticipates, though, that operating results for the current year's fiscal third quarter will be comparable to results for the prior year's third quarter (excluding the effects of Vail equity earnings in both periods).
Results of acquired businesses will likely offset near-term weakness in the company's cereal and cracker and cookie businesses.

Ralcorp is a leading manufacturer of private label ready-to-eat and hot cereals, crackers and cookies, snack nuts and also holds the leading position in the production of private label mayonnaise and shelf-stable salad dressings.

NOTE: This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are subject to various risks and uncertainties and are therefore qualified by the company's cautionary statements contained in its filings with the Securities and Exchange Commission.

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